Exhibit 10.21

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is by and between Beth Ann L. Chivinski, an adult individual (“Consultant”), and Fulton Financial Corporation, a Pennsylvania corporation, including its affiliates and subsidiaries (individually and collectively, the “Company”).

W I T N E S S E T H

WHEREAS, Consultant was previously employed by the Company as its Senior Executive Vice President, Interim Chief Financial Officer pursuant to an Executive Employment Agreement, dated as of January 1, 2018, between Consultant and the Company (the “Employment Agreement”);

WHEREAS, Consultant is retiring from the Company effective December 31, 2024;

WHEREAS, the Company desires to retain Consultant to provide certain services, as more particularly described on Annex I hereto (together with such other services the Company may request from time to time, collectively the “Services”), to the Company on an as-needed basis during a transition period commencing January 1, 2025 and ending June 30, 2025 (the “Term”), unless either the Company or Consultant terminates this Agreement earlier; and

WHEREAS, Consultant and the Company desire to enter into this Agreement to set forth the terms and conditions pursuant to which Consultant will provide the Services during the Term.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Consultant and the Company agree as follows:

1.Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)Affiliate. An “Affiliate” of any person or entity means any shareholder, person, or entity controlling, controlled by, or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)Cause. “Cause” shall be deemed to exist if (i) Consultant shall have committed a felony, or misdemeanor resulting or intending to result directly or indirectly in gain or personal enrichment to Consultant; (ii) Consultant’s use of alcohol or other drugs which interferes with the performance by Consultant of the Services; (iii) Consultant shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to substantially perform any of the Services, with such refusal or failure continuing for a period of at least thirty (30) consecutive days following the receipt by Consultant of written notice from the Company setting forth in detail the facts upon which the Company relies in concluding that Consultant has deliberately and intentionally refused or failed to perform such Services; (iv) Consultant’s conduct that brings public discredit on or injures the reputation of the Company, in the reasonable opinion of the Company’s Board of Directors or a committee of the Company’s Board of Directors; or (v) the Company is legally precluded from retaining Consultant to perform the Services.

(c)Date of Termination. “Date of Termination” shall mean the earlier of (i) the date on which this Agreement is terminated, and (ii) the end of the Term.

2.Consulting Services. The Company hereby retains Consultant to perform the Services. Consultant shall perform the Services in the State of Florida, and no Company workspace is being provided to Consultant. For the avoidance of doubt, the level of services to be provided by Consultant shall not be more than twenty percent (20%) of the average level of services Consultant has provided to the Company and the Bank over the previous three (3) years.

3.Term of Agreement. Consultant shall provide the Services during the Term, unless this Agreement is earlier terminated in accordance with the provisions expressed herein.

4.Consulting Fee. As consideration for Consultant’s providing the Services pursuant to this Agreement, the Company shall pay Consultant a consulting fee in the aggregate amount of $1,250,000 (the “Consulting Fee”), which fee shall be paid on January 9, 2025.

5.Reimbursement of Expenses. The Company shall reimburse Consultant or otherwise provide for or pay for all reasonable expenses incurred by Consultant in furtherance of or in connection with the business of the Company, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Chief Executive Officer of the Company. If such expenses are paid in the first instance by Consultant, the Company shall promptly reimburse Consultant therefor.

6.Independent Contractor. Both the Company and Consultant agree that Consultant will act as an independent contractor and not an employee in the performance of his duties under this Agreement. As such, Consultant will not be eligible for any benefits provided by the Company to its employees. Consultant shall be responsible for payment of all taxes arising out of Consultant’s activities in accordance with this Agreement, including, by way of illustration but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required. Moreover, Consultant agrees to be responsible at her own expense for all insurance coverage for Consultant that she deems necessary. Finally, Consultant shall comply at her own expense with all federal, state, and local laws. Consultant shall not represent directly or indirectly that she is an agent or legal representative of the

Company, nor shall Consultant incur any liabilities or obligations of any kind in the name of or on behalf of the Company other than those specifically made or approved as part of this Agreement.

7.    Termination.

a.This Agreement may be terminated with or without Cause by Consultant or the Company upon not less than fifteen (15) days written notice of termination.

b.If the Agreement is terminated by the Company for Cause, then Consultant shall be entitled to receive only that portion of the Consulting Fee payable up to the Date of Termination.

c.If the Agreement is terminated without Cause or death, then Consultant shall be entitled to receive the aggregate Consulting Fee.

8.    Restrictions Respecting Confidential Information, Non-Competition and Non- Solicitation.
a.Consultant and the Company agree that the terms of Section 5 (Restrictive Covenants and Clawback) of the Employment Agreement survive the termination of Consultant’s employment with the Company and shall be incorporated into, and deemed a part of, this Agreement.

b.Consultant agrees that the provisions of this Section 8 are necessary to protect the Company’s legitimate business interests. Consultant warrants that these provisions will not unreasonably interfere with Consultant’s ability to earn a living or to pursue Consultant’s occupation after the termination of this Agreement.

c.It is the desire and intent of the parties to this Agreement that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Consultant and the Company each consider the restrictions contained in this Section 8 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 8 is unenforceable against any party, the provisions of this Section 8 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

d.Because the breach of any of the provisions of this Section 8 will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 8 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

9.    Cooperation in Legal Proceedings. After the Date of Termination, Consultant agrees to reasonably cooperate with the Company and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Company or its Affiliates, which relate to events or occurrences that transpired while Consultant was employed by the Company or providing Services to the Company pursuant to this Agreement. Consultant’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its Affiliates. Consultant also agrees to reasonably cooperate with the Company and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while Consultant was providing services to the Company or any predecessor to the Company. Consultant understands that in any legal action, investigation, or review covered by this Section 9 that the Company expects Consultant to provide only accurate and truthful information or testimony. The Company will pay expenses necessarily and reasonably incurred by Consultant in complying with this Section.

10.    Work Product. Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or its Affiliates, research and development or existing or future products or services and which are conceived, developed or made by Consultant while providing services to the Company and its Affiliates (“Work Product”) belong to the Company or such Affiliates (as applicable). Consultant shall promptly disclose such Work Product to the Chief Executive Officer of the Company and perform all actions reasonably requested by the Chief Executive Officer (whether during the term of this Agreement or after Consultant’s Date of Termination) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

11.    Return of Property. On and after the Date of Termination for any reason, or at any time during the Term, on the request or direction of the Company and subject to Section 8 hereto, Consultant will immediately deliver to the Company any or all equipment, property, material, Confidential Information (as defined in the Employment Agreement), Work Product or copies thereof which are owned by the Company and are in Consultant’s possession or control. This includes documents or other information prepared by Consultant, on Consultant’s behalf or provided to Consultant in connection with Consultant’s duties while serving as a consultant to the Company, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. Consultant hereby warrants that Consultant will not retain in any form such documents, Confidential Information, Work Product or other information or copies thereof. Consultant may retain a copy of this Agreement and any other document or information describing any rights Consultant may have after the Date of Termination.

12.    Assignability. With the prior written consent of Consultant, the Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank, or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Consultant may not assign or transfer this Agreement or any rights or obligations hereunder.

13. Release. Consultant agrees on behalf of itself and Consultant’s heirs, executors, administrators, assigns or any other person, to release the Company and its parent, subsidiary and/or affiliated companies, and all of the foregoing’s officers, directors, employees, agents, attorneys, and insurers (hereinafter “Releasees”) from all actions, claims and demands (including for attorney's fees and costs) in law or in equity, which are subject to waiver, up to the date Consultant signs this Agreement, including but not limited to those arising from or related to Consultant’s employment with the Releasees or the termination of Consultant’s employment. Such claims include, but are not limited to, any waivable claims which may or could have been asserted under federal, state or local laws including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act, the Generic Information Nondiscrimination Act of 2008, and the Commonwealth of Pennsylvania, as well as any other related or unrelated claims arising from any other constitutional or statutory law or any claim based upon tort or contract, or any right or claim based on an alleged privacy violation, any claims for defamation or slander, other common law claims now or hereafter recognized and any derivative claim that any of Consultant’s heirs, executors, administrators, assigns may have arising thereunder, and all claims for counsel fees and costs. Further, Consultant releases and discharges all the above Releasees from any liability for compensation or damages, including but not limited to, any claim for compensatory or punitive damages, attorneys’ fees and costs of any kind. Consultant further waives all rights to participate in a class, collective, or representative action in any capacity under any statute or other theory of relief to the extent permitted by law. Consultant further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Consultant’s favor as of the signing date of this Agreement. For the purpose of implementing a full and complete release, Consultant expressly acknowledges and agrees that this Agreement releases all claims existing or arising prior to Consultant’s signing this Agreement which Consultant has or may have against the Releasees, whether such claims are known or unknown and suspected or unsuspected by Consultant and Consultant forever waives all inquiries and investigations into any and all such claims. Consultant also expressly and specifically waives any rights and claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq. against the Releasees arising from Consultant’s employment or termination from employment up to the date Consultant signs this Agreement. Pursuant to the ADEA and the Older Workers Benefit Protection Act, Consultant is hereby advised to consult with an attorney prior signing this Agreement waiving Consultant’s rights under the ADEA and other laws.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Company or Consultant may change its address by notifying the other party of the new address in any manner permitted by this Section 13.

15.    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.     Governing Law and Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania.

17.     Waiver of Jury Trial. EACH OF CONSULTANT AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR SUBJECT MATTER HEREOF.

18.     Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Consultant acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

21.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.     Entire Agreement. This Agreement embodies the entire agreement between the Company and Consultant with respect to the matters agreed to herein. All prior agreements between the Company and Consultant with respect to the matters agreed to herein, other than the surviving terms of the Employment Agreement, are hereby superseded and shall have no force or effect.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.
FULTON FINANCIAL CORPORATION
Address:
One Penn Square By: /s/ Bernadette M. Taylor
P.O. Box 4887 Name: Bernadette M. Taylor
Lancaster, PA 17604 Title: Senior Executive Vice President and Chief
Human Resources Officer
Date: November 1, 2024
CONSULTANT
Address:
/s/ Beth Ann L. Chivinski
Beth Ann L. Chivinski
Date: November 1, 2024

CONSULTANT'S ACKNOWLEDGEMENTS
Consultant acknowledges that Consultant has been provided with at least twenty-one (21) calendar days following Consultant’s receipt of this Agreement to consider this Agreement prior to entering into it. Consultant agrees to notify Fulton of acceptance of this Agreement by delivering a signed copy to the Company, either by email or regular mail addressed to the attention of Chief Human Resources Officer, Fulton Financial Corporation, One Penn Square, Lancaster, PA 17602 (Email address: BTaylor@fult.com). Consultant understands that the entire twenty-one (21) calendar day period may be taken to consider this Agreement. Consultant may return this Agreement in less than the full twenty-one (21) calendar day period. By signing and returning this Agreement, Consultant acknowledges that the consideration period afforded Consultant was a reasonable period of time to consider fully each and every term of this Agreement, including the general release set forth in Section 13.

Consultant further acknowledges that Consultant shall have seven (7) calendar days after signing this Agreement to revoke this Agreement if Consultant chooses to do so and this Agreement shall not become effective or enforceable until the seven (7) calendar day revocation period has expired. If Consultant elects to revoke this Agreement, Consultant shall give written notice of such revocation to the Company by delivering it to the Chief Human Resources Officer at the above addresses, in such a manner that it is received by Fulton within the seven-day period.
CONSULTANT

/s/ Beth Ann L. Chivinski
Beth Ann L. Chivinski
Date: November 1 2024

Annex I
Services
•Respond to Company questions and provide advice as requested from time to time.